UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2021

THC Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55994	26-0164981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11700 W Charleston Blvd. #73 Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

(833)-420-8428

(Registrant’s telephone number, including area code)

Not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2021, Parker Mitchell was terminated as the Chief Executive Officer of THC Therapeutics, Inc. (the “Company”), and Brandon Romanek was appointed as the Company’s Chief Executive Officer. Mr. Romanek, age 46, has been the Company’s President, Chief Financial Officer, Secretary and Director, since January 12, 2017, and was the Company’s Chief Executive Officer from January 12, 2017, until December 11, 2020.

Mr. Romanek’s employment agreement, a copy of which has been filed as Exhibit 10.6 to the Company’s recent periodic reports and is incorporated by reference herein, remains in effect. In accordance with the employment agreement, Mr. Romanek provides services to the Company in exchange for $178,000 per year plus vacation and bonuses as approved annually by the board of directors, as well as reimbursement of expenses incurred. Pursuant to the employment agreement, Mr. Romanek’s employment can be terminated by either the Company or Mr. Romanek at any time, but if the Company terminates Mr. Romanek for a reason other than total disability or “Cause” or if Mr. Romanek terminates his employment for “Good Reason” in the absence of Cause, then the Company is obligated to pay Mr. Romanek (i) a severance payment equal to 18 months’ salary plus one years’ incentive compensation bonus, and (ii) a pro rata portion of the bonus that Mr. Romanek would have received for the portion of the year that Mr. Romanek was employed, and any unvested equity compensation awards will immediately vest. “Cause” is generally defined as (i) willful failure to perform material duties, (ii) willful and gross misconduct, (iii) conviction or plea of no contest to the commission of a felony or any misdemeanor that is a crime of moral turpitude, (iv) breach of the non-competition, non-solicitation or confidentiality covenants in the employment agreement, or (v) any other willful act having the intended effect of injuring the reputation, business or business relationships of the Company or its affiliates. “Good Reason” is generally defined as a (i) a material reduction in the employee’s base salary or a material reduction in annual incentive compensation opportunity, in each case other than any isolated or inadvertent failure by Company that is not in bad faith and is cured within 30 business days after the employee gives Company notice of such event, (ii) a material diminution the employee’s title, duties and responsibilities, other than any isolated or inadvertent failure by Company that is not in bad faith and is cured within 30 business days after the employee gives Company notice of such event, (iii) a transfer of the employee’s primary workplace by more than 50 miles from his current workplace, or (iv) the failure of a successor to the Company to have assumed the employment agreement obligations in connection with any sale of the business. If there is a change of control of the Company (generally defined as the sale or other disposition of substantially all of the Company’s property, assets or business or a merger or similar transaction with another entity in which more than 50% of the voting power of the Company is disposed of), Mr. Romanek will have the option to terminate his employment, and such termination will be considered a termination by the Company for reasons other than Cause (meaning that Mr. Romanek would be entitled to the severance and prorated bonus described above, and any unvested equity compensation awards would immediately vest). As disclosed in the Company’s prior Annual Reports on Form 10-K, the Company has leased office and living space from Mr. Romanek for $3,500/month for several years, and the Company currently leases approximately 2,000 square feet of approximately 5,000 square feet of mixed-use office and living space from Mr. Romanek for $3,500/month, including utilities.

The foregoing description of the employment agreement, which does not purport to be complete, is qualified in its entirety by reference to the employment agreement, which is filed as Exhibit 10.6 hereto, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this report:

10.6	Amended Employment Agreement with Brandon Romanek February 1, 2019 (incorporated by reference to Form 10/A filed on August 22, 2019, File No. 000-55994; Exhibit 10.4 thereto)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THC Therapeutics, Inc.

Dated: April 5, 2021	By:	/s/ Brandon Romanek
Brandon Romanek
Chief Executive Officer

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